Exhibit 23.21

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 19, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in guarantors discussed in Note 21, as to which the date is November 5, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Omnicare, Inc.’s Current Report on Form 8-K dated November 5, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cincinnati, OH

November 5, 2014